Exhibit 99.1

NEWS RELEASE

Green Plains Declares Quarterly Cash Dividend

OMAHA, NEB. (GLOBE NEWSWIRE) – May 14, 2014 – The Board of Directors of Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) today declared a cash dividend of $0.04 per share on the Company’s common stock.

The dividend will be payable on June 20, 2014 to shareholders of record as of the close of business May 30, 2014.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil as full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Contact: Jim Stark

Vice President—Investor and Media Relations

Green Plains Renewable Energy, Inc.

(402) 884-8700

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